UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): (November 24, 2025)

DAY ONE BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40431	83-2415215
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Sierra Point Parkway, Suite 200 Brisbane, California	94005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 484-0899

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	DAWN	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure.

On November 24, 2025, Day One Biopharmaceuticals, Inc. (the “Company”) issued a press release announcing three-year results from the Company’s OJEMDA™ (tovorafenib) pivotal Phase 2 FIREFLY-1 trial.

Additionally, on November 24, 2025, the Company updated its corporate presentation to reflect the updated data from the FIREFLY-1 trial.

A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. A copy of the updated corporate presentation is attached as Exhibit 99.2 to this Current Report on Form 8-K.

The information furnished in this Item 7.01, including Exhibits 99.1 and 99.2, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Exchange Act or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 8.01	Other Events.

On November 24, 2025, the Company announced updated clinical data from the FIREFLY-1 trial. New data from the FIREFLY-1 trial (“Arm 1”), with an updated median study duration of 40.6 months (data cutoff June 6, 2025), are described below.

Updated FIREFLY-1 Data

In 76 patients from Arm 1, 44 (58%) completed 26 or more cycles of treatment (approximately 24 months). Amongst the key primary endpoints, the overall response rate was 53% (40/76), the median duration of response was 19.4 months (95% CI [13.8-27.2]), and the time to response was 5.4 months (range [1.6-17.5]). The pre-specified secondary study endpoint of Progression Free Survival was evaluated by Response Assessment in Pediatric Neuro-Oncology Low-Grade Glioma. The median was 16.6 (10.9–22.0) months.

Exploratory analyses were undertaken to further assess the clinical impact of tovorafenib in the same study population. Among these analyses:

•

The median time-to-next-treatment (defined as the time from the date of the first dose of tovorafenib to the start of the first subsequent anticancer treatment, or date of death) was 42.6 months (95% CI [36.7-NE]).

•	39 patients entered a treatment-free observation period:

•	77% (30/39) were treatment-free for a minimum of 12 months.

•	Median treatment-free interval, measured from the end of tovorafenib primary treatment to the start of the next subsequent anticancer treatment or death, was not reached.

•	Tumor rebound was minimal in the first 6 months off therapy, with 31% of patients experiencing a ≥25% increase in tumor size from the last scan prior to the last dose.

•	Eight patients received retreatment with tovorafenib:

•	The median retreatment duration was 9 months (all patients remained on therapy at the time of data cutoff).

•	The median maximum percentage change in tumor reduction was –38.3%.

In this updated three-year analysis, no new safety signals were identified. Grade 3 or higher adverse events most commonly reported (≥ 5% of patients) were decreased growth velocity, anemia, blood creatine phosphokinase increased, maculopapular rash, alanine aminotransferase increased.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated November 24, 2025

99.2	Corporate Presentation

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein that do not describe historical facts, including, but not limited to, statements we make regarding our ability to obtain regulatory approval for, and commercialize, tovorafenib, our future results of operations and financial position, business strategy, market size, potential growth opportunities, nonclinical and clinical development activities, efficacy and safety profile of our product candidates, potential therapeutic benefits and economic value of our product candidates, our ability to maintain and recognize the benefits of certain designations received by product candidates, the timing and results of nonclinical studies and clinical trials, commercial collaboration with third parties, and our ability to recognize milestone and royalty payments from commercialization agreements, the expected impact of global business or macroeconomic conditions, including as a result of inflation, rising interest rates, cybersecurity incidents, instability in the global banking system, government shutdowns, uncertainty with respect to the federal budget, and geopolitical conflicts including the conflicts in Israel and Ukraine, on our operations, and the receipt and timing of potential regulatory designations, approvals and commercialization of product candidates. Such risks and uncertainties include, among others, the risks identified in the Company’s filings with the Securities and Exchange Commission (“SEC”), including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the SEC on November 4, 2025, and other reports as filed with the SEC. The Company cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DAY ONE BIOPHARMACEUTICALS, INC.

Date: November 24, 2025	By:	/s/ Charles N. York II, M.B.A.
Charles N. York II, M.B.A.
Chief Operating Officer and Chief Financial Officer